Exhibit 23.4

INDEPENDENT AUDITOR’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Preferred Apartment Communities, Inc. of our report dated July 15, 2016, relating to the combined statement of revenue and certain operating expenses for the year ended December 31, 2015 of Grandeville on Avalon Park, which appears in the Current Report on Form 8-K of Preferred Apartment Communities, Inc. filed July 15, 2016, and to the reference to us under the heading “Experts” in such Registration Statement.

Insero & Co. CPAs, LLP
Certified Public Accountants

Rochester, New York
March 22, 2019